Filed Pursuant to Rule 424(b)(3)
                                                  Registration No. 333-50861

                      SUPPLEMENT NO. 3 DATED JUNE 30, 1998
                         TO PROSPECTUS DATED MAY 5, 1998
                    RELATING TO $143,750,000 PRINCIPAL AMOUNT
             4 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004 AND
          5,386,306 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE,
                                       OF
                        EQUITY CORPORATION INTERNATIONAL

         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated May 5, 1998, as supplemented, forming a part of the Registration Statement on Form S-3, File No. 333-50861. Any cross references in this Supplement refer to portions of the Prospectus.

         The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the prospectus or any previously filed Supplement thereto, the following table sets forth the name of additional Selling Securityholders and relationships, if any, with the Company and (i) the amount of Debentures owned by such additional Selling Securityholders as of June 30, 1998 (subject to the qualifications set forth below), (ii) the maximum amount of Debentures which may be offered for the account of such Selling Securityholders as of June 30, 1998, and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholders under the Prospectus.


                                                                                       Number of Shares of
                                                    Principal Amount of                    Common Stock
Name of Selling                                   Debentures Beneficially             Beneficially Owned and
Securityholder                                    Owned and Offered Hereby             Offered Hereby (1)(2)
--------------                                    ------------------------             ---------------------

CFW-C, L.P.(3)                                          $   3,500,000                         129,198
Chrysler Insurance Company - Total Return                      30,000                           1,107
Credit Suisse First Boston Corporation                      1,000,000                          36,913
Mainstay VP Convertible Portfolio                           1,000,000                          36,913
Mainstay Convertible Fund                                   1,000,000                          36,913
The Class IC Company, Ltd.                                    500,000                          18,456
                                                        -------------                       ---------
        Total                                           $   7,030,000                         259,500
                                                        =============                        ========

--------------------
(1) Comprises the shares of Common Stock into which the Debentures held by such Selling Securityholders are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Debentures held by the Selling Securityholders at the initial conversion price and the offering of such shares by such Selling Securityholders pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures-- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; rather, cash will be paid in lieu of fractional shares, if any.

(3) Amount registered pursuant to this Supplement are in addition to $7,500,000 of Debentures and related Common Stock previously registered in the Prospectus.

         Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Debentures they presently hold, no estimate can be given as to the amount of the Debentures that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of its Debentures since the date on which it provided the information regarding its Debentures, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         The Company may from time to time, in accordance with the  Registration
Rights  Agreement,   include  additional   Selling   Securityholders  in  future
Supplements to the Prospectus.